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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-171054

Subject to completion, dated March 11, 2013

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Preliminary prospectus supplement
(To prospectus dated December 9, 2010)

1,500,000 shares

HeartWare International, Inc.

Common stock

We are offering 1,500,000 shares of our common stock.

Our shares of common stock trade on the NASDAQ Global Market under the symbol of "HTWR". On March 8, 2013, the closing price of our common stock on the NASDAQ Global Market was $87.11 per share.

Our shares of common stock also trade in the form of CHESS Depository Interests ("CDIs"), each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange ("ASX") under the symbol "HIN". On March 8, 2013, the closing price of the CDIs was AU$2.43 per share.

		Per share		Total

Public offering price	$		$
Underwriting discount	$		$
Proceeds to us, before expenses	$		$

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 225,000 additional shares of our common stock at the public offering price less the underwriting discounts to cover over-allotments, if any.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March               , 2013.

Sole book-running manager

J.P. Morgan

March               , 2013

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About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated December 9, 2010, which gives more information about us and the types of securities that we may issue, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, or can provide any assurance as to the reliability of any other information that others may give you.

Neither we nor any underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. For the avoidance of doubt, this prospectus supplement and the accompanying prospectus does not constitute an offer or invitation in Australia or to an Australian resident and no offer of securities is being made in Australia or to an Australian resident. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under "Where You Can Find Additional Information and Incorporation of Certain Information by Reference" before making an investment decision. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under "Where You Can Find Additional Information and Incorporation of Certain Information by Reference." We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

As used in this prospectus supplement, "HeartWare," "the Company," "HeartWare Group," "we," "us" and "our" refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH, HeartWare (UK) Limited, HeartWare France, World Heart Corporation, World Hearts, Inc., World Heart B.V., and 7210914 Canada, Inc.

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 Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, or will contain, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on our management's beliefs, assumptions and expectations and on information currently available to our management. Generally, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements, which generally are not historical in nature. All statements that address operating or financial performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation:

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our expectations with respect to submissions to, and approvals by, regulatory bodies such as the United States Food and Drug Administration ("FDA");

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our expectations with respect to our clinical trials, including enrollment in or completion of our clinical trials as well as approval of new clinical trials and continued access protocols with respect to our existing clinical trials;

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our expectations with respect to the integrity or capabilities of our intellectual property position;

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our ability to commercialize our existing products;

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our ability and plans to develop and commercialize new products and the expected features and functionalities and possible benefits of these products; and

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our estimates regarding our capital requirements and financial performance, including earnings fluctuations and cash availability.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described under the heading "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our periodic reports filed with the Securities and Exchange Commission and under the heading "Risk Factors" in this prospectus supplement and those risks and uncertainties described in the documents incorporated by reference herein or therein or in any free writing prospectus that we may file.

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Prospectus Supplement Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in the common stock offered hereby. You should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors," the financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related company free writing prospectus before making an investment decision.

Overview

HeartWare develops and manufactures small implantable heart pumps, or ventricular assist devices, for the treatment of advanced heart failure. The HeartWare ® Ventricular Assist System (the "HeartWare System"), which includes a ventricular assist device ("VAD"), or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients in the advanced stage of heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute. The HeartWare System is designed to be implanted adjacent to the heart, avoiding the abdominal surgery generally required to implant similar devices.

Heart failure is a chronic disease that results in the heart's pumping power being weaker than normal. In a healthy person, the left ventricle of the heart pumps oxygenated blood into the aorta and the blood is then circulated throughout the body until it returns through the venous system to the right side of the heart, which pumps it into the lungs where it is re-oxygenated. If the left ventricle is not working properly, the oxygenated blood is not fully cleared from the lungs and the blood is not circulated effectively. If the muscle of the left ventricle is damaged or is not working efficiently, the ventricle will tend to compensate by working harder in an effort to supply adequate blood flow into the aorta. The increased effort generally results in dilation, or enlargement, of the ventricle, rather than increased blood flow. This dilation then makes it harder for the heart to contract effectively which results in even lower blood flow and increased effort and further dilation of the ventricle. This progressive, degenerative process generally continues until the patient becomes debilitated and eventually dies from inadequate clearing of the lungs and inadequate flow of oxygenated blood throughout the body. The inadequate lung clearance or lung congestion is why the advanced stages of heart failure are called congestive heart failure.

In November 2012, we received approval from the FDA for the HeartWare Ventricular Assist System as a bridge to heart transplantation in patients with end-stage heart failure. The HeartWare System has been available in the European Union since receiving CE marking in 2009. In May 2012, we receive an expanded European label for long-term use of the HeartWare Ventricular Assist System in all patients at risk of death from refractory, end-stage heart failure. The HeartWare System has been implanted in patients at over 168 health care sites and in 28 countries.

Bridge-to-transplant

FDA approval for a bridge-to-transplant indication was based on the results of our ADVANCE clinical trial and Continued Access Protocol ("CAP"). HeartWare's premarket approval ("PMA") submission included data from the Company's pivotal ADVANCE clinical trial, an FDA approved Investigational Device Exemption ("IDE") study designed to evaluate the HeartWare System as a bridge to heart transplantation for patients with end-stage heart failure. Under ADVANCE, 140 patients at 30 hospitals in the U.S. received the HeartWare investigational device between August 2008 and February 2010. The ADVANCE study achieved a 94% survival at 6 months and successfully met its primary endpoint of establishing non-inferiority between the investigational device and comparator arm of the study, which was derived from contemporaneous patients from the Interagency Registry for Mechanically Assisted Circulatory Support ("INTERMACS") [p<0.0001]. Four supplemental allotments of patients have been granted by the FDA under a CAP, encompassing more than 250 additional patients.

To help assure the continued safety and effectiveness of an approved device, FDA requires a post-approval study ("PAS") as a condition of approval under 21 CFR 814.82(a)(2) to assess device performance in a real-world setting. HeartWare's PAS is a registry consisting of 600 post-approval patients who receive an HVAD and an additional 600 post-approval control patients derived from a contemporaneous group of continuous flow, intracorporeal LVAD patients entered into the INTERMACS database. The data for both arms of the study will be entered into the INTERMACS registry by the implanting centers. Other post approval commitments include the transfer of patients from the ADVANCE IDE study into a post approval database as well as an obligation to continue training sites in accordance with an approved training program.

Destination Therapy

In May 2012, we completed enrollment in our ENDURANCE clinical trial for a destination therapy indication. Designed to enroll up to 450 patients at 50 U.S. hospitals, the non-inferiority study, which is named "ENDURANCE," is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. The study population was selected from patients with end-stage heart failure who have not responded to standard medical management and who are ineligible for heart transplantation. Patients in the study were randomly selected to receive either the HeartWare System or, as part of a control group they will be implanted with any alternative ventricular assist device ("VAD") approved by the FDA for destination therapy, in a 2:1 ratio. Each patient receiving the HeartWare System or control VAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. HeartWare has submitted to the FDA a request for an additional patient cohort incorporating a blood pressure management protocol.

Next Generation Devices

Beyond the HeartWare System, we are also evaluating our new miniaturized device, known as the MVAD®. The MVAD System is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple designs. The MVAD Pump is less than one-half the size of the HVAD Pump and can provide partial or full support. The MVAD platform is designed to allow for multiple configurations and surgical placements with the goal to further minimize surgical invasiveness while producing superior clinical results. We expect to enroll our first patient in an MVAD international study during 2013.

Operations

We began generating revenue from sales of the HeartWare System in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue as we expand our pipeline through continued research and development into next generation products, continue our clinical trials, enhance our infrastructure and expand commercial markets both inside and outside of the United States.

We have financed our operations primarily through the issuance of convertible notes and the issuance of shares of our common stock. Most recently, on December 15, 2010, we issued convertible senior notes with an aggregate principal amount of $143.75 million pursuant to the terms of an indenture dated as of December 15, 2010. In February 2010, we closed a public offering, under a shelf registration on Form S-3 filed with the Securities and Exchange Commission on December 24, 2009, of approximately 1.77 million shares of our common stock at an offering price of $35.50 per share for aggregate gross proceeds of approximately $62.8 million. In August 2009, we sold approximately 2.74 million shares of our common stock through private placements in the United States and Australia, which raised net proceeds of approximately $58.6 million.

We are headquartered in Framingham, Massachusetts. We have operations and manufacturing facilities in Miami Lakes, Florida, a development and operations facility in Sydney, Australia and a distribution and customer service facility in Hannover, Germany. As of December 31, 2012, we had 396 employees worldwide.

Corporate information

Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is 1-508-739-0950. Our website address is www.heartware.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Currency

Unless indicated otherwise in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, all references to "$", "U.S.$" or "dollars" refer to United States dollars, the lawful currency of the United States of America. References to "AU$" refer to Australian dollars, the lawful currency of the Commonwealth of Australia, and references to "€" or "Euros" means Euros, the single currency of Participating Member States of the European Union. References to "£" or "British Pounds" refer to British pound sterling, the lawful currency of the United Kingdom.

Trademarks

HEARTWARE®, HVAD®, MVAD®, PAL™ and KRITON® and various company logos are the trademarks of the Company, in the United States, Europe, Australia and other countries. All other trademarks and trade names mentioned in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein are the property of their respective owners.

The Offering

Issuer	HeartWare International, Inc.
Common stock offered	1,500,000 shares
Option to purchase additional shares
We have granted the underwriters a 30-day option to purchase up to an aggregate of 225,000 additional shares of common stock at the public offering price less the underwriting discounts to cover over-allotments, if any.
Common stock to be outstanding after this offering	16,106,634 shares (16,331,634 shares if the underwriters exercise their overallotment option to purchase additional shares in full).
Use of proceeds
We estimate that the proceeds from this offering will be approximately $123.5 million (or approximately $142.1 million if the underwriters exercise their over-allotment option to purchase additional shares in full), after deducting fees and estimated offering expenses. We intend to use the net proceeds for working capital and general corporate purposes, including, but not limited to, research and development, expansion of our manufacturing capabilities, selling and marketing activities, capital investments in information systems, facilities and infrastructure, and general and administrative support functions to support our growth and the acquisition or licensing of or investment in complementary products, technologies or businesses. Although from time to time we may evaluate potential acquisitions and strategic transactions of products, technologies or businesses, we currently do not have any agreements or understandings with respect to any material acquisitions or strategic transactions. See "Use of Proceeds."
Dividend policy
We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our common stock appreciates.
Risk factors
See "Risk Factors" beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NASDAQ Global Market symbol for our common stock	Our common stock is listed on The NASDAQ Global Market under the symbol "HTWR."

Australian Securities Exchange symbol for our common stock	Our shares of common stock also trade in the form of CHESS Depository Interests, each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange under the symbol "HIN".

The number of shares of common stock outstanding after this offering is based on 14,606,634 shares outstanding as of March 8, 2013 and assumes no exercise of outstanding stock options or vesting of restricted stock units after that date. Unless we indicate otherwise, all information in this prospectus supplement excludes:

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268,141 shares issuable upon the exercise of stock options granted to our employees and directors of which 229,372 were exercisable at a weighted average exercise price of $33.01 per share as of March 8, 2013;

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2,857 shares issuable upon the exercise of non-plan stock options of which 2,857 were exercisable at a weighted average exercise price of $26.91 per share as of March 8, 2013;

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600,344 shares issuable upon vesting of restricted stock units granted to our employees and directors of which none were exercisable as of March 8, 2013;

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1,115,300 shares available for future grants of options or restricted stock units as of March 8, 2013; and

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1,437,500 shares issuable upon conversion of our 3.5% Convertible Senior Notes due December 15, 2017.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

Summary Consolidated Financial Data

The following summary consolidated statement of operations data for the years ended December 31, 2012, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 ("Form 10-K"). The historical results included below and elsewhere in this prospectus supplement are not necessarily indicative of our future performance.

You should read the following summary historical financial and other data in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements along with the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus from our Form 10-K.

	Year Ended December 31,
(in thousands, except per share data)	2012	2011	2010

Consolidated Statement of Operations Data:
Revenue, net	$110,922	$82,764	$55,164
Cost of revenue	51,023	32,932	24,441
Selling, general and administrative expenses	53,945	42,314	26,642
Research and development expenses	83,548	50,149	33,108
Other (expense) income, net(a)	(10,124)	(12,424)	(370)
Net loss	(87,718)	(55,055)	(29,397)
Basic and diluted net loss per share	(6.15)	(3.94)	(2.17)

	As of December 31,
(in thousands)	2012	2011

Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$102,808	$163,182
Total assets	206,499	240,732
Convertible senior notes, net of discounts(b)	100,315	94,277
Total stockholders' equity	68,211	126,784

(a)    In the years ended December 31, 2012 and 2011, other expense includes approximately $11.4 million and $10.7 million, respectively, of interest expense associated with our 3.5% convertible senior notes due December 15, 2017.

(b)   At December 31, 2012 and 2011, the aggregate principal amount of our 3.5% convertible senior notes due December 15, 2017 was $143.75 million.

Risk Factors

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the price of our common stock to decline, perhaps significantly.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly.

The ordinary shares of HeartWare Limited had been traded on the ASX from January 31, 2005 until November 13, 2008 when the shares of common stock of HeartWare International, Inc. started trading on the ASX in the form of CHESS Depositary Interests, or CDIs, each representing one thirty-fifth of a share of our common stock. The trading price of the common stock and the CDIs, as applicable, has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. In addition, our shares of common stock began trading on the NASDAQ Stock Market LLC on February 24, 2009. Prior to that time, there had been no public market for our common stock in the United States. The closing price of our shares of common stock traded on the NASDAQ Stock Market LLC has ranged from U.S. $61.48 to U.S. $96.59 in the period from January 1, 2012 to December 31, 2012. The price of our common shares, whether traded in the form of common stock or CDIs, could fluctuate significantly for many reasons, including the following:

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  future announcements or new information concerning us or our competitors' reimbursement, or the potential market for our products;

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  regulatory developments (such as the status of FDA approval of our device for the bridge-to-transplant indication), enforcement actions bearing on advertising, marketing or sales, and disclosure regarding completed, ongoing or future clinical trials;

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  quarterly variations in operating results and our liquidity, which we have experienced in the past and expect to experience in the future;

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  introduction of new products or changes in product pricing policies by us or our competitors;

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  acquisition or loss of significant customers, distributors or suppliers;

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  technology acquisitions or divestitures;

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  changes in third party reimbursement practices;

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  fluctuations of investor interest in the medical device sector;

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  purchases or sales of a significant amount of our common stock; and

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  fluctuations in the economy, world political events, foreign currency movements, or general market conditions.

In addition, stock markets in general, and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years, fluctuations that frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our shares. The market price of our shares could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares of common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our shares appreciates.

Anti-takeover provisions in our charter documents and Delaware law may discourage a third party from acquiring us, which could limit our stockholders' opportunities to sell their shares at a premium.

Certain provisions of our Certificate of Incorporation and By-laws may be considered as having an anti-takeover effect, such as those provisions establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause, authorizing the board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock, prohibiting stockholders from acting by written consent in lieu of a meeting, requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders' meeting, and prohibiting stockholders from calling a special meeting of stockholders. We are also subject to Section 203 of the Delaware General Corporation Law, which in general prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless certain conditions specified therein are satisfied. These provisions could have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We may be subject to arbitrage risks.

Investors may seek to profit by exploiting the difference, if any, in the price of our shares of common stock as reflected by the trading price of our CDIs, each representing one thirty-fifth of a share of our common stock, on the ASX and the trading price of our shares of common stock on the NASDAQ Stock Market. Such arbitrage activities could cause the price of our securities (as adjusted to reflect the fact that each CDI represents one thirty-fifth of a share of common stock) in the market with the higher value to decrease to the price set by the market with the lower value.

We are currently considering the possibility of delisting our CHESS Depositary Interests from the Australian Securities Exchange. If we should decide to pursue delisting, the market for our common stock in the United States could be disrupted, which would have an adverse affect on our stock price.

We are currently considering delisting our CHESS Depositary Interests from the Australian Securities Exchange. The delisting of our CHESS Depositary Interests from the ASX could disrupt the market for our common stock listed on the NASDAQ Stock Market in the United States as a result of the sudden influx onto the NASDAQ Stock Market of the shares of our common stock previously represented by CHESS Depositary Interests, which could have an adverse affect on our stock price. In addition, the delisting of our CHESS Depositary Interests from the ASX could have an adverse effect on our ability to raise capital, if needed, on terms acceptable to us.

We may undergo an "ownership change" for U.S. federal income tax purposes, which would limit our ability to utilize net operating losses from prior tax years.

We have incurred net operating losses since our inception. If we undergo an "ownership change" for U.S. federal income tax purposes, our ability to utilize net operating losses from prior years to reduce taxable income in future tax years will be limited by operation of the U.S. Internal Revenue Code of 1986, as amended, or the Code. Certain changes in the ownership of our common stock, including the sale of our common stock by Apple Tree Partners I, L.P., may result in such an ownership change.

Risks Related to Our Business and Industry

We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses for the foreseeable future.

We have incurred net losses since our inception, including net losses of $87.7 million, $55.1 million and $29.4 million for the fiscal years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, our accumulated deficit was $270.0 million. Currently, we only have one product, the HeartWare System, approved for sale outside of the U.S. and approved for sale for bridge to heart transplantation in the U.S. in November 2012. Accordingly, during 2012, we primarily derived revenue from reimbursed sales of the HeartWare System for use in clinical trials in the United States and from commercial sales of our product outside of the U.S. We continue to incur substantial clinical trial expenditures, significant research and development costs and costs related to our operations. We expect to continue to incur significant operating losses for the foreseeable future as we incur costs associated with:

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  manufacturing product;

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  conducting multiple clinical trials, including preapproval trials for new products or indications and post approval trials for existing product;

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  researching and developing next generation products and peripherals as well as incremental improvements to and sustaining engineering for existing products and peripherals;

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  integrating and developing acquired and licensed technology;

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  building our service capabilities to meet growing customer demand;

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  growing, maintaining and protecting our intellectual property;

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  seeking regulatory approvals and maintaining our quality systems;

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  expanding our sales and marketing capabilities on a global basis, including expanding our team to support U.S. commercialization now that the FDA has approved our device for marketing in the U.S.;

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  increasing our manufacturing operations to meet rising demand;

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  broadening our infrastructure in order to meet the needs of our growing operations; and

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  complying with the requirements related to being a public company in both the United States and Australia.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to succeed in a range of challenging activities, including all of the activities listed above. We may never succeed in these activities, and we may never obtain all of the regulatory approvals necessary in the markets in which we expect to operate or otherwise generate revenue sufficient to achieve profitability. Further, the markets in which we operate may contract or we may not obtain significant market share so as to support our ongoing business operations. If we do achieve profitability, we may not be able to sustain it.

We have a significant amount of indebtedness consisting primarily of our convertible senior notes. We may not be able to generate enough cash flow from our operations to service or pay principal on our indebtedness, and we may incur additional indebtedness in the future, which could adversely affect our business, financial condition and results of operations. Upon conversion of our convertible senior notes at the election of the holders, to the extent we settle such conversion in cash it could impact our liquidity; to the extent we settle in stock it may dilute our existing stockholders.

As of December 31, 2012, our indebtedness under our 3.5% Convertible Senior Notes due December 15, 2017 in the principal amount of $143.75 million totaled $100.3 million, net of discounts. Generally, holders may convert their convertible senior notes at their option only upon satisfaction of one or more of the conditions relating to the sale price of our common stock, the trading price per $1,000 principal amount of convertible senior notes or specified corporate events. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof, at our election. Our ability to make payments on, or to refinance, our convertible senior notes, any future indebtedness, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, clinical and other factors, some of which are beyond our control. If we do not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to pay our indebtedness, including payments of principal upon conversion of the convertible senior notes or on their maturity, or to fund our liquidity needs, we may be forced to refinance all or a portion of our indebtedness, including the convertible senior notes, on or before their maturity, sell assets, reduce or delay capital expenditures, seek to raise additional capital or take other similar actions. We may not be able to affect any of these actions on commercially reasonable terms or at all. Our ability to refinance our indebtedness will depend on our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions. In addition, in the event of a default with respect to the convertible senior notes, the holders of the convertible senior notes and/or the trustee under the indenture governing these notes may accelerate the payment of our obligations under these notes, which could have a material adverse effect on our business, financial condition and results of operations. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would likely have an adverse effect, which could be material, on our business, financial condition and results of operations.

In addition, our significant indebtedness combined with our other financial obligations and contractual commitments could have other important consequences. For example, it could:

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  make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

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  limit our flexibility in planning for, or reacting to, changes in our business and our industry;

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  place us at a competitive disadvantage compared to our competitors who have less debt; and

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  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, which we are not prohibited from doing under the terms of the indenture governing the convertible senior notes, the risks related to our business and our ability to service our indebtedness would increase.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. The terms of our convertible senior notes permit us to settle them, upon conversion by the holders thereof, in cash, stock, or a combination thereof. To the extent we use stock for settlement, our existing stockholders may be diluted.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We currently spend more cash than we generate from operating revenue. During 2012, revenue generated from the HeartWare System was primarily driven by commercial sales outside of the U.S. (particularly in the EU where we have CE Marking), clinical trials within the United States, and through special access programs in other countries. Depending on a range of outcomes, especially our achievement of regulatory approval of our products and the growth of revenue, we may need to seek additional funding in the future. Additional funding may not be available on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our shares may suffer dilution. If we are unable to secure additional funding, our product development programs and our commercialization efforts would be delayed or reduced or may cease entirely.

In November 2012, we received approval to market the HeartWare System in the U.S. as a bridge to heart transplantation. Our success will depend heavily on our ability to continue to obtain and maintain FDA approval to market our existing and pipeline products in the U.S. for our initial and additional indications. If we are unable to commence or complete successfully, or experience significant delays in the successful commencement or completion of, our U.S. trials, our ability to obtain regulatory approval to commercialize our products within the United States, the largest medical device market in the world, and our ability to generate revenue, will be materially adversely affected. Delays or inability to successfully complete trials outside of the U.S. can also negatively impact our business.

Regulatory approvals to sell our existing and future products both in the U.S. and outside of the U.S. typically require clinical trials which can be time consuming and expensive. Significant technical, bench and preclinical testing may be required prior to submitting for regulatory authorization to commence a clinical trial. The cost, timing and outcome of any of these trials or testing may not be favorable or may be insufficient to obtain the required approvals.

Completion of any of our clinical trials, including our ongoing destination therapy trial, and initiation of new clinical trials, including for our next generation MVAD technology, could be delayed or adverse events during a trial could cause us to amend, repeat or terminate the trial. If this were to happen our costs associated with the trial will increase, and it will take us longer to obtain regulatory approvals and commercialize the product or we may never obtain regulatory approvals. Our clinical trials may also be suspended or terminated at any time by regulatory authorities, the data safety and monitoring board, site investigational review boards, or by us including during the closing stages of enrollment of the trial and the subsequent patient data follow-up period in the event that, for example, there should be a series of adverse clinical events such as stroke, bleeding or pump exchanges. Any failure or significant delay in completing clinical trials for our products will harm our financial results and the commercial prospects for our products.

The completion of any of our clinical trials could be substantially delayed or prevented by several factors, including:

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  slower than expected rates of patient recruitment and enrollment, including as a result of study inclusion and exclusion criteria and of our competitors undertaking similar clinical trials at the same time or having functionally comparable products that have received approval for sale;

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  failure of patients to complete the clinical trial;

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  physicians or patients preferring to use approved devices or other experimental treatments or devices rather than our devices;

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  prevalence and severity of adverse events and other unforeseen safety issues;

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  inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

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  inability to monitor patients adequately during or after treatment;

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  risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product is effective;

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  governmental and regulatory delays or changes in regulatory requirements, policies or guidelines;

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  the availability of governmental or third party reimbursement for investigational devices;

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  varying interpretation of data by regulatory agencies; and

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  perceived lack of product efficacy following clinical trials.

The process of obtaining and maintaining marketing approval or clearance from the FDA for our existing and future products or enhancements or modifications to these products, could:

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  take a significant period of time;

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  require the expenditure of substantial resources;

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  involve rigorous pre-clinical and clinical testing;

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  require changes to our products; and

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  result in limitations on the indicated uses of the products.

Assuming we are successful at filing the required FDA regulatory premarket approval applications for additional indications for our HeartWare System as well as pipeline products, there can be no assurance that we will receive the required approvals from the FDA or, if we do receive the required approvals, that we will receive them on a timely basis or that we will otherwise be able to satisfy the conditions of such approval, if any. The failure to receive product approval by the FDA, or any significant delay in receipt, will have a material adverse effect on our business, financial condition or results of operations.

While the U.S. is the largest medical device market in the world, the risks described above concerning U.S. trials and regulatory approval also apply to our foreign clinical trials and regulatory filings. If we cannot timely conduct foreign trials in our major target markets (to the extent required in order to market our device in such locations) and receive timely approval in such jurisdictions to market our device for a variety of indications, our business will suffer.

We currently rely entirely on sales of our sole product, the HeartWare System, to generate revenue. Our existing and future products may not achieve or sustain market acceptance. In addition, any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.

Our sole product is the HeartWare System, which we introduced to the European market in January 2009 and which received regulatory approval in the United States in late 2012. We expect to continue to derive substantially all of our revenue for several years from the sale of this product and its related devices. Accordingly, our ability to generate revenue is entirely reliant on our ability to market and sell this product.

Even if we obtain the necessary regulatory approvals in all jurisdictions to commercialize the HeartWare System or any other product that we may develop, our products may not gain or sustain market acceptance among physicians, patients, health care payers or the medical community.

The degree of market acceptance of any of the devices that we may develop and commercialize will depend on a number of factors, including:

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  the perceived effectiveness of the product;

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  the prevalence and severity of any adverse events or side effects especially as it relates to survival, quality of life, stroke, thrombus and bleeding;

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  potential advantages over alternative treatments or competitive products;

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  the strength of our marketing and distribution support;

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  the strength and perceived advantages of our peripherals such as the monitor, controller and batteries; and

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  sufficient third party coverage or reimbursement.

If the HeartWare System, or any other product that we may develop, does not achieve an adequate level of acceptance by physicians, patients, health care payers and the medical community, we may not generate or maintain positive gross margins and we may not become profitable or be able to sustain profitability. If we do achieve market acceptance of our products, we may not be able to sustain it or otherwise achieve it to a degree which would support the ongoing viability of our operations.

If we are unable to manage our expected growth, we may not be able to meet market demand, generate expected benefits from the opportunities available to us, satisfy quality regulations or commercialize our product candidates.

We expect to continue to expand our operations and grow our research and development, product development, quality, regulatory, manufacturing, sales, marketing and administrative operations. This expansion has placed, and is expected to continue to place, a significant strain on our management, infrastructure, information technology, operational and financial resources. To manage continued growth and to commercialize our products, we will be required to improve existing operational, quality and financial systems, procedures and controls and expand, train and manage our growing employee base. In addition, we will need to manage relationships with various third parties and external entities participating in our research and development efforts, clinical trials, quality systems, manufacturers, suppliers and other organizations, including various regulatory bodies in the United States and other jurisdictions. We may not be able to implement needed improvements in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially harm our business and prospects.

Our ability to achieve profitability from a current net loss level will depend on our ability to increase gross revenue, manage our expenditures and reduce the per unit cost of producing the HeartWare System by increasing our customer orders and manufacturing volume.

Currently, gross sales and the gross profit from sales of the HeartWare System are not sufficient to cover our operating expenses. To achieve profitability, we need to, among other things, substantially reduce the per unit cost of our products. We believe this can be achieved by decreasing our product assembly costs and increasing our manufacturing volume, which may allow for volume purchase discounts to reduce our raw material and component costs and improve absorption of manufacturing overhead costs. If we are unable to increase sales and simultaneously reduce assembly, raw material, component and manufacturing overhead costs, our ability to achieve profitability will continue to be severely constrained. Any increase in manufacturing volumes must be accompanied by a concomitant increase in customer orders. As part of our efforts to prepare for commercialization in the U.S. and expanded sales globally, we have added an additional manufacturing facility in Miami Lakes, Florida. The lease for this facility will increase our operating expenses. Similarly, as our operations have expanded we have incurred additional costs and added headcount to build our infrastructure, quality systems, product pipeline and sales organization. The occurrence of one or more factors that negatively impact sales of our products, operating expenses or our ability to forecast future sales or expenses may prevent us from achieving our desired increase in manufacturing efficiency and spending control, which would prevent us from attaining profitability.

We compete against companies that have longer operating histories, more established or approved products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

Competition in the medical device industry is intense. Our products will compete against products offered by public companies, such as Thoratec Corporation and Sunshine Heart, Inc., as well as several private companies, such as Jarvik Heart, Inc., CircuLite, Inc., Evaheart Medical USA Inc. and Terumo Heart, Inc. Some of these competitors have significantly greater financial and human resources than we do and have established reputations or approved products or significantly greater name recognition, as well as distribution channels and sales and marketing capabilities that are significantly larger and more established than ours. For example, Thoratec Corporation has received marketing approval in the United States for HeartMate II for both destination and bridge-to-transplant indications. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We also face competition from other medical therapies which may focus on our target market as well as competition from manufacturers of pharmaceutical treatments and other devices that have not yet been developed. Competition from these companies could adversely affect our business.

In addition, in Europe our customers are geographically dispersed and, at this stage, a significant portion of our revenue is sourced in Germany among a small number of clinical sites, which also use other competing products. If these sites were to cease using our products or use our products on a reduced or inconsistent basis, such events would have a material adverse effect on our financial condition and results of operations.

Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products. Factors affecting our competitive position include:

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    the availability of other products and procedures, such as heart transplants and pharmaceuticals;

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    product performance and design;

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    product safety;

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    sales, marketing and distribution capabilities;

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    comparable clinical outcomes;

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    success and timing of new product development and introductions;

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    penetration into existing and new geographic markets; and

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    intellectual property protection.

We are still building our sales, marketing and distribution experience.

To develop and increase sales, distribution and marketing capabilities, we will continue to invest significant amounts of financial and management resources. In developing these sales, marketing and distribution functions ourselves, we will face a number of risks, including:

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    we may not be able to attract and retain a significant, successful or qualified marketing or sales force;

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    the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial;

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    approval to sell and receive reimbursement for our products in new markets may be expensive and time consuming; and

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    there are significant legal and regulatory risks in medical device marketing and sales, and any failure to comply with all legal and regulatory requirements for sales, marketing and distribution could result in enforcement action by the FDA or other authorities that could jeopardize our ability to market the product or could subject us to substantial liability.

We have limited manufacturing capabilities and personnel, and if our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We currently manufacture our HeartWare System at our facilities in Miami Lakes, Florida. If there were a disruption to our manufacturing facilities or the surrounding area, for example, due to a hurricane or climate change, we would have no other means of manufacturing our HeartWare System until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities.

If we are unable to produce sufficient quantities of our HeartWare System for sale or for use in our current and planned clinical trials, or if our manufacturing process yields substandard product, our development and commercialization efforts would be delayed. Further, even if we are able to produce sufficient quantities of our products we may not be able to attain sufficient profitability on that production or any resultant sales.

We currently have limited resources, facilities and experience to commercially manufacture our products. In order to produce our products in the quantities that we anticipate will be required to meet anticipated market demand, we will need to increase the production process and efficiency over the current level of production. There are significant technical and regulatory challenges to increasing manufacturing capacity and efficiency, and developing commercial-scale manufacturing facilities will require the investment of additional funds and hiring and retaining additional management and technical personnel who have the necessary manufacturing experience. We may not successfully complete any required increase in a timely or economically viable manner or at all. If we are unable to do so, we may not be able to produce the HeartWare System in sufficient quantities to meet future demand.

If we are unable to manufacture a sufficient or consistent supply of the HeartWare System or any other product we are developing, or if we cannot do so efficiently, our revenue, business and financial prospects would be adversely affected.

We manufacture a Class III device implanted in the heart that subjects us to numerous risks.

There are risks associated with implanting our device in end stage heart failure patients, including, but not limited to, death, bleeding, stroke, device malfunction and other adverse events; should our customers experience an increase in adverse events, they may reduce their usage or purchase of our device; should our patients experience injury due to these events, they or regulatory authorities may pursue legal or administrative action against us. Any of these occurrences could have an adverse impact on our operations and financial results and condition as well as customer confidence in us or our products.

Our manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we or our suppliers fail to achieve and maintain regulatory approval for these or additional manufacturing facilities, our business and our results of operations would be harmed.

Completion of our clinical trials and commercialization of our products require access to, or the development of, manufacturing facilities that meet and maintain applicable U.S. and international regulatory standards to manufacture a sufficient supply of our products. In addition, the FDA must approve facilities that manufacture our products for U.S. commercial purposes, as well as the manufacturing processes and specifications for the product, with similar, additional, approvals required in order to achieve and maintain CE marking in Europe or regulatory approvals in other jurisdictions. Suppliers of components, and products used to manufacture our products, must also comply with FDA and foreign regulatory requirements, which often require significant time, money, resources and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages. If we or our suppliers fail to comply with the regulatory requirements for our manufacturing operations, our commercialization efforts could be delayed or suspended, which would harm our business and our results of operations. We have submitted a PMA supplement to manufacture product at our new Miami Lakes facility for sale in the U.S. Failure to obtain approvals could result in disruption of our manufacturing capabilities.

We may not meet regulatory quality standards applicable to our manufacturing and quality processes, which could have an adverse effect on our business, financial condition or results of operations.

Even after products have received marketing approval or clearance, product approvals and clearances by the FDA or other regulatory bodies can be withdrawn due to failure to comply with regulatory standards or the occurrence of problems following initial approval whether identified through a required post-approval study or through medical device reporting. As a device manufacturer, we are required to demonstrate and maintain compliance with a variety of regulatory requirements, including the FDA's Quality System Regulation, or "QSR." The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products, including trend analysis and corrective and preventative actions. In addition, the U.S. federal medical device reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our failure to comply with the QSR or to take satisfactory corrective action in response to an adverse QSR inspection or complaint information could result in enforcement actions, including a public warning letter, a shutdown of or restrictions on our manufacturing operations, delays in approving or clearing a product, refusal to permit the import or export of our products, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to materially suffer.

In the European Union, we are required to maintain certain ISO certifications in order to sell our products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. If we fail to continue to comply with ISO regulations, European Union organizations may withdraw clearance to market, require a product recall or take other enforcement action.

Product deficiencies could result in field actions, recalls, substantial costs and write-downs; this could also lead to delay or termination of ongoing trials.

Our products are subject to various regulatory guidelines, involve complex technologies and are approved for a specified life. Identified quality problems, such as failure of critical components such as batteries or controllers, or the failure of third parties to supply us with sufficient quantities of these products or components, could lead to adverse clinical events that could cause us to amend, repeat or terminate clinical trials, or impact the availability of our product in the marketplace. In addition, product improvements, product redundancies or failure to sell product before it expires could result in scrapping or expensive rework of product and our business, financial or results of operations could suffer. Quality issues and necessary corrective actions could result in field actions, the scrapping, rework, recall or replacement of product, substantial costs and write-offs, and harm to our business reputation and financial results. Further, these activities could adversely affect our relationships with our customers or affect our reputation which could materially adversely affect our earnings, results and financial viability.

We plan to operate in multiple regulatory environments that require costly and time consuming approvals.

Even if we obtain regulatory approvals in specific jurisdictions to commercialize the HeartWare System or any other product that we may develop, sales of our products in other jurisdictions will be subject to regulatory requirements that vary from country to country. The time and cost required to obtain approvals from these countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from those of the FDA. Some jurisdictions may even require additional trials be conducted. Laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations and policies of regulatory agencies. If we fail to comply with applicable foreign, federal, state or local market laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, which in each case would harm our business.

If we fail to obtain and maintain adequate level of reimbursement for our products by third party payers, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

Although our customers have generally achieved reimbursement for the purchase of our products to date, the availability and levels of reimbursement by governmental and other third party payers affect the market for our products. Reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance. Payers may attempt to limit coverage and the level of reimbursement of new therapeutic products or experimental devices. Government and other third party payers also continually attempt to contain or reduce the costs of health care by challenging prices charged for health care products and services. Often, reimbursement is determined independently of and only following product approval.

To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. In addition, the efficacy, safety, performance and cost-effectiveness of our products in comparison to any competing products may determine the availability and level of reimbursement for our products.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third party payers may adversely affect the demand for our existing products as well as products currently under development and limit our ability to sell our products on a profitable basis. We cannot predict how pending or future legislative and regulatory proposals would influence the manner in which medical devices, including ours, are purchased or covered and reimbursed.

In the U.S., the Centers for Medicare and Medicaid Services ("CMS") issued in 2010 a national coverage determination authorizing Medicare reimbursement for ventricular assist devices for certain approved indications. In 2012, CMS convened a Medicare Evidence Development and Coverage Advisory Committee (MEDCAC) to gather additional data related to the management of heart failure with VADs. Most recently, in February 2013, CMS initiated a national coverage analysis of the use of durable VADs requesting public comment on the clinical evidence supporting identification of patients expected to experience favorable outcomes, healthcare team and hospital standards that optimize patient's outcomes and certification of hospitals implanting VADs for destination therapy. Although the analysis is expected to focus on facility credentialing, scope of coverage or reimbursement levels could be affected.

If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and our future revenue would be materially adversely affected. Often reimbursement is not available for products used in clinical trials as the relevant insurance providers may refuse to provide reimbursement for trial products on the basis that the products are "experimental" or "investigational" and do not have the requisite regulatory approval. As we develop next generation products, this requirement may materially adversely affect our revenue, earnings, business and stock price.

Destination therapy procedures represent an increasing share of ventricular assist device implants. Although we are currently conducting a destination therapy trial, we may be unable to submit for approval of a destination therapy indication for several years.

Hospitals must meet specific regulatory or reimbursement requirements in order to perform destination therapy procedures. These requirements and national coverage determinations may change from time to time. In addition, although our destination therapy trial in the U.S. is fully enrolled, we have submitted a request for an additional patient cohort to the FDA. If reimbursement is reduced, the FDA does not grant us an additional patient cohort, or physicians decline to use our products for destination therapy in the future, our market opportunities will be diminished and our business and stock price may be adversely impacted. The number of destination therapy procedures actually performed depends on many factors, most of which are out of our direct control, including:

    •
    the number of sites approved for destination therapy by relevant regulatory agencies;

    •
    the clinical outcomes of destination therapy procedures;

    •
    implanting surgeons and referring cardiologists' commitment to destination therapy;

    •
    the economics of ventricular assist devices for destination therapy at individual hospitals, which includes the costs of the VAD and related pre- and post-operative procedures and treatment and their reimbursement; and

    •
    the economics of hospitals not conducting a destination therapy procedure, including the costs and related reimbursements of long-term hospitalization of advance heart failure patients and alternative therapies.

The different outcomes of these and other factors, and their timing, may have a material and adverse effect on our future results.

In addition, our primary competitor has received a destination therapy indication for its product. If physicians grow accustomed to that device for destination therapy and become unwilling to use our device for this indication, our ability to participate in and benefit from this opportunity may suffer.

The long and variable sales and deployment cycles for our ventricular assist device, or VAD, systems may cause our product sales and operating results to vary significantly from quarter-to-quarter.

Our VAD systems have lengthy sales cycles and we may incur substantial sales and marketing expenses and expend significant effort without making a sale. Even after making the decision to purchase our VAD systems, our customers often deploy our products slowly, and this time period may be extended if our products are acquired on a consignment basis, as is the case for many of our customers. In addition, cardiac centers that buy the majority of our products are usually led by cardiac surgeons who are heavily recruited by competing centers or by centers looking to increase their profiles. When one of these surgeons moves to a new center, we sometimes experience a temporary but significant reduction in purchases by the departed center while it replaces its lead surgeon. As a result, it is difficult for us to predict the quarter in which customers may purchase our VAD systems and our product sales and operating results may vary significantly from quarter to quarter. In addition, product purchases often lag initial expressions of interest in our product by new centers as training of the VAD team and internal hospital administrative procedures are typically required prior to the initial implant procedures.

Adverse changes in general economic conditions in the United States and overseas could adversely affect us.

We are subject to the risks arising from adverse changes in general economic market conditions. Many global economies remain sluggish as they recover from a severe recession and unprecedented turmoil. The U.S. and other developed economies continue to suffer from market volatility, difficulties in the financial services sector, tight credit markets, softness in the housing markets, concerns of inflation, reduced corporate profits and capital spending, significant job losses or slower than expected job creation, reduced consumer spending, and continuing economic uncertainties. The turmoil and the uncertainty about future economic conditions could negatively impact our current and prospective customers, adversely affect the financial ability of governments and health insurers to pay claims, adversely impact our expenses and ability to obtain financing of our operations, cause delays or other problems with key suppliers and increase the risk of counterparty failures. We cannot predict the timing, strength or duration of the lingering effects of the severe global economic downturn or the timing or strength of the subsequent recovery. Healthcare spending in the United States and foreign jurisdictions has been, and is expected to continue to be, negatively affected by these economic trends. Since the sale of the HeartWare System to a new patient is generally dependent on the availability of third-party reimbursement and normally requires the patient to make a significant co-payment, the impacts of the effects of the recession on our potential customers may reduce the referrals generated and thereby reduce our customer orders. Similarly, the impacts of the challenging economy on our existing customers may cause some of them to cease purchasing HeartWare Systems and this will reduce our revenue, which in turn will make it more difficult to achieve the per unit cost-savings which are expected to be attained through increases in our manufacturing volume.

The severe recession has impacted the financial stability of many public and private health insurers. As a result, insurers are scrutinizing claims more rigorously and delaying or denying reimbursement more often. Although VAD procedures occur in relatively limited numbers, the per procedure reimbursement levels may draw the attention of third-party payers. Since the sale of the HeartWare System is generally dependent on the availability of third-party reimbursement, any delay or decline in reimbursement will adversely affect our revenue.

Global market and economic conditions may exacerbate certain risks affecting our business.

International markets, especially Europe, represent a major part of our present business. Approximately 75% of our 2012 revenues were derived from international sales and much of our marketing efforts are focused on European countries. Although not materially impacted to date, our accounts receivable in certain European countries may be subject to significant payment delays due to government funding and reimbursement practices or limited financial flexibility of our distributors. European governments have announced or implemented austerity measures to constrain the overall level of government expenditures, which may include reforming health care coverage and reducing health care costs. These measures will continue to exert pressure on our customers and may impact their ability to pay for product on a timely basis or to maintain their current purchasing patterns. These adverse market and economic conditions could reduce our product sales and revenue, result in additional allowances, or reduce credit sales to our distribution network. In addition, some European and other payers require health technology assessments or economic cost-benefit analyses to be conducted by a manufacturer or third-party analysis group in order to obtain or maintain reimbursement of medical devices. These analyses can be expensive and time consuming, and may not produce outcomes favorable to us. Adverse or delayed outcomes will adversely affect our revenue.

Fluctuations in foreign currency exchange rates could adversely affect our financial results.

Changes in foreign currency exchange rates can affect the value of our assets, liabilities, costs and revenues. To date, the majority of our revenue has been sourced from international sales, mainly in Europe and denominated in Euros, while most of our expenditures are incurred in U.S. dollars. We only recently obtained commercial approval for bridge to transplantation therapy in the U.S. and to date our United States sourced revenue have constituted less than half of our net revenue.

With limited exceptions our international sales will be denominated in Euros or in local currencies, not U.S. dollars, and fluctuations in foreign currency exchange rates, especially an appreciation of the U.S. dollar against major international currencies, will materially impact our revenue and earnings. Due to the size and stage of development of our operations and revenue, we do not presently mitigate our exposure to exchange risk to a significant extent other than by holding the majority of our funds in U.S. dollars or U.S. dollar denominated investments.

Healthcare policy changes, including the Patient Protection and Affordable Care Act, may have a material adverse effect on us.

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products and could limit the acceptance and availability of our products. Moreover, as discussed below, the Affordable Care Act imposes significant new taxes on medical device makers such as us. The Affordable Care Act and other proposals could have a material adverse effect on our financial position and results of operations.

On March 23, 2010, the Patient Protection and Affordable Care Act ("PPACA") was signed into law by President Obama. On March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010 (the "Reconciliation Act") was also signed into law by President Obama. Among other things, the PPACA and the Reconciliation Act (collectively, the "Acts"), when taken together, impose a 2.3% excise tax on the sale of certain medical devices on or after January 1, 2013. In addition, it is possible that standard setters or regulators may address certain unique aspects of the accounting for the Acts in the future. In light of the inherent uncertainty of how these Acts and other companion legislation, if any, will be implemented and applied, we are unable to fully predict the actual impact on our financial statements. Other elements of this legislation such as comparative effectiveness research, an independent payment advisory board, transparency requirements, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business.

We are subject to federal and state laws prohibiting "kickbacks" and false or fraudulent claims, which, if violated, could subject us to substantial penalties. Foreign jurisdictions in which we operate may have similar laws. Other laws such as the Foreign Corrupt Practices Act (the "FCPA") and the U.K. Bribery Act prohibit improper payments to government officials to induce the purchase of product or similar actions. Any challenge to or investigation into our practices under these laws are costly to defend, might result in fines and penalties and could cause adverse publicity, thus causing harm to our business and operations. In addition, we can be held liable for our distributors' failure to comply with these laws.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state and foreign laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or for items or services that were not provided as claimed. Because we may provide some coding and billing information to purchasers of the HeartWare System and our other products, and because we cannot assure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us. In addition, these laws are potentially applicable to us because we provide reimbursement to healthcare professionals for training patients on the use of the HeartWare System and our other products. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance, which can be substantial. The FCPA and the United Kingdom's Bribery Act prohibit improper payments to government officials to induce inappropriate behavior. In many jurisdictions, hospitals are owned or operated by governmental authorities, and physicians and administrators who are employed by the hospital may be considered to be a government official. As a result, certain relationships with our customers could expose us to liability under these statutes. Corrupt practices and anti-bribery laws prescribe civil and criminal penalties for noncompliance, which can be substantial. Even an unsuccessful challenge or investigation into our practices is costly to defend, and could cause adverse publicity, and thus could have a material adverse effect on our business, financial condition or results of operations. In addition, under certain circumstances, we may be liable for the actions of our distributors to the extent they do not comply with these laws.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA or similar laws (to the extent applicable to us), we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations. European privacy laws are generally more stringent than similar laws in the United States. Since a majority of our revenue arises in Europe, we may be at risk should we fail to comply with local requirements even if we have complied with United States regulations.

We rely on specialized suppliers for certain components and materials, and we do not have second-source suppliers for all of our components.

We depend on a number of suppliers to successfully manufacture sufficient quantities of the components we use in our products, both our existing commercial products and our products in development. We rely on suppliers for various critical components including the center post, housing and impeller that are assembled into our primary product, the HeartWare System, as well as finished products that comprise our peripheral and external equipment that is included in the HeartWare System. Lead times for our components are significant and can be up to as long as sixteen weeks and many of our components are manufactured to very tight tolerances and specifications. We do not presently have supply agreements with the vast majority of our key suppliers but have extensive purchase orders in place with these vendors.

We have second-source suppliers for some, but not all, of our components. In particular, we do not have second-source suppliers for our controllers, battery chargers and monitors. Our reliance on third-party suppliers also subjects us to other risks that could harm our business, including:

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    we do not believe that we are a major customer of many of our suppliers, in terms of the volume of components and materials that we purchase, and these suppliers may therefore give other customers' needs higher priority than ours or discontinue or modify components based on demand from customers other than us;

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    we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

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    some of our components are extraordinarily complex and must be manufactured to extremely tight tolerances and specifications with the result that our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause our components not to be delivered on time or at all or to be delivered outside of specifications;

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    the availability of second-source suppliers may be extremely limited or their implementation as a supplier may be lengthy due to the tight tolerances and specifications in which we typically operate;

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    switching components or changes to our components, specifications or designs may require product redesign and submission to the FDA or a PMA supplement, which can lead to production interruptions;

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    our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver products to us in a timely manner; and

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    our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competing products.

While we have identified second-source suppliers for other key components, we have not entered into written agreements with these suppliers and we cannot assure you that we will be able to maintain our manufacturing schedule without undue delay or substantial cost if any of these arrangements is terminated.

Additionally, we may experience problems or delays in our own manufacturing and assembly processes, which may be harmful to our financial status or reputation and therefore make it more difficult or expensive for us to continue with or enter into relationships with specialized suppliers. Our business plan is predicated on maintaining strong relationships and favorable supply arrangements with a series of external parties to manufacture components of our HeartWare System. If we are unsuccessful in this regard or are unable to secure or maintain agreements with these manufacturers on favorable terms or at all, then our ability to commercialize our technology and expand our operations will be dramatically impaired.

We use external consultants and engineers to help us develop new products and peripherals as well as components for our products and peripherals. Many of these external projects anticipate innovation or technology development which does not currently exist and are funded on a time and materials basis. As a result, the ability of third-party contractors to develop the necessary technology in accordance with established budgets and timelines is uncertain. Failure to timely execute a development program could result in the delay or abandonment of a new product or component or increase the cost of the activity. These outcomes could adversely impact our business, prospects and financial condition.

We may not be able to effectively protect our intellectual property rights which could have an adverse effect on our business, financial condition or results of operations.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries of the intellectual property relating to or incorporated into our technology and products. Our patent portfolio consists of internally developed technology as well as patents and patent applications which we acquired in 2003 in connection with our purchase in bankruptcy of substantially all the assets of Kriton Medical, Inc. and which pertain to technology used in the HeartWare System. From time to time, we also acquire or license technology from third parties. For example, in mid-2012, we acquired World Heart Corporation primarily to expand our intellectual property portfolio. As a result, we may have less complete knowledge and records with respect to the development and ownership of the Kriton, World Heart Corporation and other third-party technology, patents and intellectual property than we would otherwise have for technology, patents and intellectual property developed internally by us.

Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us with any meaningful protection or any competitive advantage. Even if issued, existing or future patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from developing and marketing similar products or limit the length of terms of patent protection we may have for our products. Further, other companies may design around technologies we have patented, licensed or developed. Moreover, changes in patent laws or their interpretation in the United States and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

In 2011, the Leahy-Smith America Invents Act, or the America Invents Act, was signed into law, and includes a number of significant changes to United States patent law in part to more closely align patent law in the U.S. with similar laws around the world. The America Invents Act transitions patent priority from a "first-to-invent" system to a "first-to-file" system and modifies the way issued patents are challenged. The United States Patent and Trademark Office is currently developing regulations and procedures to administer the America Invents Act. Many of the substantive changes to patent law associated with the America Invents Act will become effective in 2013. Accordingly, it is not clear what, if any, impact the America Invents Act will have on our patent strategy. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents and may alter the relative priority of our inventions requiring us to act more quickly to seek intellectual property protection, all of which could have a material adverse effect on our business and financial condition.

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would harm our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in the medical device industry are generally uncertain. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits. Litigation may be necessary to:

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    assert claims of infringement;

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    enforce our patents;

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    protect our trade secrets or know-how; or

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    determine the enforceability, scope and validity of the proprietary rights of others.

Any lawsuits that we initiate could be expensive, take significant time and divert management's attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.

Substantial litigation over intellectual property rights exists in the medical device industry. We expect that we could be increasingly subject to third-party infringement claims as our revenue increases, the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our current or future products or technologies may allegedly infringe. For example, we are aware of certain patents and patent applications owned by third parties that cover different aspects of mechanical circulatory support, methodologies for the pumping of blood and other fluids and related devices and technologies. Any of these third parties might assert a claim of infringement against us.

There can be no certainty that litigation will not arise in relation to third party intellectual property or, if it does arise, whether or not it will be determined in a manner which is favorable to us. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management's time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays, prohibit us from manufacturing, marketing or selling our current or future products, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement is made against us and we cannot develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenue may decrease substantially and we could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently enjoin us or our customers from making, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities. Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our reputation, business, financial condition or results of operations.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on a combination of non-patented proprietary technology, trade secrets, processes and procedures, technical knowledge and know-how accumulated or acquired since inception. Despite any measures we take to protect non-patented technology, trade secrets, processes, procedures, technical knowledge and know-how, any of our intellectual property rights in these items could be challenged, invalidated, circumvented or misappropriated. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims that our employees or we have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers of our employees.

We employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. To the extent that our employees are involved in research areas that are similar to those in which they were involved with their former employers, we may be subject to claims that such employees have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims.

If we fail to successfully introduce next generation products and improvements to our existing product, our future growth may suffer.

As part of our strategy, we intend to develop and introduce a number of next generation products and make enhancements to our existing product. We also intend to develop new indications for our existing products. If we are slow in bringing new products to market or otherwise fail to successfully develop, manufacture, design clinical trials for, introduce or commercialize any of these new products, product improvements and new indications on a timely basis, or if they are not well accepted by the market, our future growth may suffer. For example, we are developing a next generation pump based on our MVAD technology, designing a new and improved controller and working on a clinical strategy for a bi-ventricular indication, among others. If we are not successful in these efforts, among others, our future business opportunities and growth potential will suffer.

Business development activities are inherently risky, and integrating our operations with businesses we may acquire may be difficult and, if unsuccessfully executed, may have a material adverse effect on our business.

We may, selectively, from time to time engage in business development activities, such as strategic acquisitions, investments and alliances in order to complement or expand our current business or enter into a new product area. These transactions can involve significant challenges and risks, including that the transaction does not advance our business strategy or fails to produce a satisfactory return on our investment. While our evaluation of any potential acquisition or investment includes business, legal and financial due diligence with the goal of identifying and evaluating the material risks involved, we may be unsuccessful in ascertaining or evaluating all risks. These plans are also subject to the availability of appropriate opportunities and competition from other companies seeking similar opportunities. Moreover, the success of any strategic effort may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity, and to integrate it into our business.

Each acquisition involves the integration of a separate company that was previously operated independently and has different systems, processes, policies and cultures. The process of combining companies may be disruptive to our businesses and may cause an interruption of, or a loss of momentum in, both of the businesses as a result of the following difficulties, among others:

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    loss of key customers or employees;

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    difficulty in standardizing information and other systems;

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    difficulty in integrating operations, including consolidating facilities and infrastructure;

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    diversion of management's attention from the day-to-day business of our Company as a result of the need to deal with the foregoing or other disruptions and difficulties;

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    risks associated with acquiring intellectual property;

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    risks associated with entering markets in which we have no or limited prior experience;

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    dilutive issuances of equity securities, which may be sold at a discount to market price;

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    the use of significant amounts of cash;

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    the assumption of significant liabilities;

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    increased operating costs or reduced earnings;

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    failure to realize potential operating synergies;

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    financing obtained on unfavorable terms;

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    large one-time expenses;

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    payment or performance milestones to or sharing of revenue or profits with third parties; and

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    the creation of certain intangible assets, including goodwill, the write-down of which in future periods may result in significant charges to earnings.

Any of these factors could materially harm our stock price, business, financial condition and results of operations. If we are unable successfully to integrate strategic acquisitions in a timely manner, our business and our growth strategies could be negatively affected. Even if we are able to successfully complete the integration of the operations of other companies or businesses we may acquire in the future, we may not be able to realize all or any of the benefits that we expect to result from the integration, either in monetary terms or in a timely manner.

We may choose to license or acquire products or technologies, in addition to or instead of developing them ourselves. We cannot be certain that these efforts will be successful or that we will realize any revenue from them.

We license or acquire products and technologies under licensing, purchasing and other agreements. In addition to active internal and external research and development efforts, from time to time we may seek to license or acquire new products or technologies, in addition to or instead of developing similar products or technologies ourselves. Licensing and acquiring technology involves numerous risks, including:

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    the inability to successfully license or acquire the product or technology;

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    the incurrence of significant financial commitments to third parties;

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    payment or performance milestones to or sharing of revenue or profits with third parties;

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    risks associated with licensing or acquiring intellectual property, including the need to defend against charges of infringement of patents or other proprietary rights of third parties;

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    risks associated with third parties terminating license arrangements if we do not perform as required under the agreements; and

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    the creation of certain intangible assets, including goodwill, the write-down of which in future periods may result in significant charges to earnings.

In addition, third parties may breach or terminate their license agreements with us or fail to conduct their activities in connection with our relationships in a timely manner. If we or our counterparties terminate or breach any of our licenses, we may:

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    lose our right to develop and market certain intellectual property;

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    experience delays in the development or commercialization of our products;

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    litigate or arbitrate disputes, both of which are time-consuming and expensive;

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    incur liability for damages; and

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    be unable to obtain any other similar licenses on acceptable terms, if at all.

Any of these factors could materially harm our stock price, business, financial condition and results of operations.

If we cannot successfully manage the additional business and regulatory risks that result from our expansion into multiple foreign markets, we may experience an adverse impact to our business, financial condition and results of operations.

We have aggressively expanded, and expect to continue to expand, into additional foreign markets. This expansion will subject us to new business and regulatory risks, including, but not limited to:

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    failure to fulfill foreign regulatory requirements on a timely basis or at all to market the HeartWare System or other future products;

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    availability of, and changes in, reimbursement within prevailing foreign health care payment systems;

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    adapting to the differing laws and regulations, business and clinical practices, and patient preferences in foreign countries;

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    difficulties in managing foreign relationships and operations, including any relationships that we may establish with foreign partners, distributors or sales or marketing agents as well as compliance with the FCPA and the United Kingdom's Bribery Act;

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    differing levels of protection for intellectual property rights in some countries;

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    difficulty in collecting accounts receivable and longer collection periods;

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    costs of enforcing contractual obligations in foreign jurisdictions;

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    recessions in economies outside of the United States;

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    political instability and unexpected changes in diplomatic and trade relationships;

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    currency exchange rate fluctuations; and

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    potentially adverse tax consequences, including our ability to interpret local tax rules and implement appropriate tax treatment/collection.

We will be impacted by these additional business risks, which may adversely impact our business, financial condition and results of operations. In addition, expansion into additional foreign markets imposes additional burdens on our small executive and administrative personnel, research and sales department and generally limited managerial resources. Our efforts to introduce our current or future products into additional foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investments required for expansion into additional foreign markets could exceed the returns, if any, generated from this expansion.

The taxation and customs requirements, together with other applicable laws and regulations of certain foreign jurisdictions, can be inherently complex and subject to differing interpretation by local authorities. We are subject to the risk that either we have misinterpreted applicable laws and regulations, or that foreign authorities may take inconsistent, unclear or changing positions on local law, customs practices or rules. In the event that we have misinterpreted any of the above, or that foreign authorities take positions contrary to ours, we may incur liabilities that may differ materially from the amounts accrued in our financial statements.

The competition for qualified personnel is particularly intense in our industry. In addition, we have added or made changes to executive personnel during 2012 and may continue to do so as our needs evolve. If we are unable to retain or hire executive and other key personnel, we may not be able to sustain or grow our business.

Our ability to operate successfully and manage our potential future growth depends significantly upon our ability to attract, retain and motivate highly skilled and qualified research, technical, clinical, regulatory, sales, marketing, managerial and financial personnel. We have hired and expect to continue to hire a substantial number of employees in these areas and others in order to support U.S. commercialization and the expected growth in our global business. During 2012, we filled key open positions, including Chief Financial Officer and Vice President, Operations. However, we face intense competition for qualified personnel, and we may not be able to attract, retain and motivate these individuals. We compete for talent with numerous companies, as well as universities and non-profit research organizations. Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. Although we have employment and incentive compensation agreements with all of our executive officers and incentive and compensation plans for our other personnel providing them with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. We do not maintain key man life insurance on the lives of any of the members of our senior management. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.

Product liability claims could damage our reputation or adversely affect our business.

The design, manufacture and marketing of human medical devices, particularly implantable life-sustaining medical devices, carries an inherent risk of product liability claims and other damage claims. Such liability claims may be expensive to defend and may result in large judgments against us. A product liability or other damages claim, product recall or product misuse, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We maintain clinical trial insurance and limited product liability insurance. We cannot be certain that such insurance will be sufficient to cover all claims that may be made against us. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase such insurance on acceptable terms or at reasonable costs. A successful claim brought against us in excess, or outside, of our insurance coverage could seriously harm our financial condition and results of operations. Generally, our clinical trials will be conducted in (and our commercial sales will be made to sites in respect of) patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our medical devices. Any of these events could result in a claim of liability. Claims against us, regardless of their merit, could result in significant awards against us that could materially adversely harm our business, financial condition, results of operations and prospects. A product liability or other damages claim, product recall or product misuse involving any type of VAD, but especially involving one of ours, could also materially and adversely damage our reputation and the perception of VADs generally and affect our ability to attract and retain customers, irrespective of whether or not the claim or recall was meritorious.

Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Management's assessment of our internal controls over financial reporting is discussed in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2012. The Company's management, with the participation of the Company's Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company's disclosure controls and procedures, and internal control over financial reporting as of December 31, 2012. Based on that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures and internal control over financial reporting are effective as of December 31, 2012. Our independent registered public accounting firm has issued their attestation report on our internal control over financial reporting, which is also included in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2012.

We continue to evaluate our existing internal controls over financial reporting against the standards adopted by the Public Company Accounting Oversight Board, or PCAOB. During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement and will design enhanced processes and controls to address any issues identified through this review. As we continue to commercialize our products, we will need to enhance our accounting and financial controls functions, particularly as they relate to accounting for revenue and inventory, and we will need to add more personnel to our financial reporting group. Remediating any deficiencies, significant deficiencies or material weaknesses that have been or could be identified by us or our independent registered public accounting firm may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any deficiencies will effectively mitigate or remedy deficiencies. The existence of one or more deficiencies or weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $123.5 million, after deducting the underwriting discounts and estimated offering expenses, assuming no exercise of the underwriters' over-allotment option.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including, but not limited to, research and development, expansion of our manufacturing capabilities, selling and marketing activities, capital investments in information systems, facilities and infrastructure, and general and administrative support functions to support our growth and the acquisition or licensing of or investment in complementary products, technologies or businesses. Although from time to time we may evaluate potential acquisitions and strategic transactions of products, technologies or businesses, we currently do not have any agreements or understandings with respect to any material acquisitions or strategic transactions.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. The amounts and timing of our actual revenues, expenditures and cashflows will depend on numerous factors, including the success of our commercial launch of the HeartWare System in the U.S. approved on November 20, 2012 for a bridge to heart transplant in patients with advance heart failure, an additional cohort of patients in our U.S. destination therapy clinical study, our ongoing product development efforts, including those related to our next generation device, the Miniaturized Ventricular Assist Device, or MVAD system, our sales and marketing activities, the amount of cash generated or used by our operations and competition. Accordingly, investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We cannot predict whether these investments will yield a favorable return.

 Dilution

Our net tangible book value as of December 31, 2012 was approximately $56.9 million, or $3.90 per share. Net tangible book value per share represents the amount of our total tangible assets minus total liabilities, divided by the total number of shares of common stock outstanding as of December 31, 2012.

After giving effect to the sale of the 1,500,000 shares of our common stock in this offering at an assumed public offering price of $87.11 per share, and after deducting the underwriting discounts and our estimated offering expenses, our pro forma net tangible book value as of December 31, 2012 would have been approximately $180.4 million, or $11.22 per share. This represents a pro forma increase in net tangible book value of $7.31 per share and an immediate dilution of $75.89 per share to new investors. The following table illustrates this calculation on a per share basis:

Per share

Public offering price per share	$87.11
Net tangible book value per share of common stock as of December 31, 2012	$3.90
Increase per share attributable to this offering	$7.31
Pro forma net tangible book value per share of common stock as of December 31, 2012, after giving effect to this offering	$11.22
Dilution per share to new investors in this offering	$75.89

If the underwriters exercise their over-allotment option in full, our pro forma net tangible book value will increase to $12.20 per share, representing an increase in pro forma net tangible book value of $0.98 per share, and an immediate dilution of $74.91 per share to new investors.

The following table summarizes, on a pro forma basis as of December 31, 2012, after giving effect to this offering at an assumed public offering price of $87.11 per share and the pro forma adjustments referred to above, the total number of shares of our common stock issued by us and the total consideration and average price per share related to existing stockholders and shares to be purchased by new investors in connection with this offering:

	Shares Issued		Total Consideration
	Numbers	Percentage	Amount	Percentage

Existing stockholders	14,582,154	91%	$251,885,108	66%
New investors	1,500,000	9%	$130,665,000	34%
Total	16,082,154	100%	$382,550,108	100%

The above discussions and tables are based on 14,582,154 shares outstanding as of December 31, 2012 and exclude:

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    287,933 shares issuable upon the exercise of stock options granted to our employees and directors of which 243,726 were exercisable at a weighted average exercise price of $33.23 per share as of December 31, 2012;

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    2,857 shares issuable upon the exercise of non-plan stock options granted to our employees and directors of which 2,857 were exercisable at a weighted average exercise price of $27.22 per share as of December 31, 2012;

    •
    547,007 shares issuable upon vesting of restricted stock units granted to our employees and directors of which none were exercisable as of December 31, 2012;

    •
    1,176,550 shares available for future option grants or vesting of restricted stock units as of December 31, 2012; and

    •
    1,437,500 shares issuable upon conversion of our 3.5% Convertible Senior Notes due December 15, 2017.

 Price Range of Our Common Stock

Our shares of common stock trade on the NASDAQ Global Market under the symbol "HTWR". Our shares of common stock also trades in the form of CDIs, each CDI representing one thirty-fifth of a share of our common stock, on the ASX under the symbol "HIN".

The following table sets forth, for the periods indicated, the high and low closing price of our shares of common stock as traded on the NASDAQ Global Market.

	NASDAQ Global Market
	High (US$)	Low (US$)

Fiscal Year 2012:
First Quarter	75.83	65.69
Second Quarter	89.35	61.48
Third Quarter	95.02	84.11
Fourth Quarter	96.59	75.77
Fiscal Year 2011:
First Quarter	97.69	81.19
Second Quarter	84.32	67.00
Third Quarter	74.58	54.90
Fourth Quarter	70.56	58.78

As of March 8, 2013, the last reported sale price of our common stock on the NASDAQ Global Market was $87.11 per share. As of February 18, 2013, based on the information provided by Computershare Trust Company, N.A., we had 14,582,154 shares of common stock issued and outstanding and there were 22 holders of record of our common stock. In addition, as of that date, there were approximately 610 registered owners of our CDIs.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. Our convertible notes were issued pursuant to the terms of an Indenture dated December 15, 2010. The Indenture does not contain any covenants or restrictions on the payments of dividends. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

 U.S. Tax Considerations for Non-U.S. Holders

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to "Non-U.S. Holders." As used herein, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment). For U.S. federal income tax purposes, a U.S. person includes:

•
an individual who is a citizen or resident of the United States;

•
a corporation (or other business entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of source; or

•
a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which are within the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences.

This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including banks and insurance companies, dealers in securities, holders of our common stock held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This discussion is based on provisions of the Code, Treasury regulations promulgated thereunder, administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This discussion is included herein as general information only. Accordingly, each prospective investor is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our common stock, will be considered to be "U.S. trade or business income" if such dividend income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as would apply to a

U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay on our common stock will be treated as taxable dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock, and thereafter will be treated as capital gain. A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund with the IRS. A Non-U.S. Holder should consult its own independent tax advisor regarding its possible entitlement to benefits under an income tax treaty.

U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized on a sale, exchange or other taxable disposition of our common stock unless:

(1)    the gain is effectively connected with the conduct of a U.S. trade or business, as described above;

(2)    the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

(3)    we are or have been a "U.S. real property holding corporation", or USRPHC, under section 897 of the Code at any time during the shorter of the five-year period ending on the date of such disposition and the Non-U.S. Holder's holding period for our common stock.

If clause (1) or (3) above applies, you will be subject to U.S. federal income tax with respect to such gain on a net income basis at the applicable graduated individual or corporate rates, subject to reduction by an applicable income tax treaty (and, if you are a corporation, you also may be subject to a 30% branch profits tax, subject to reduction by an applicable income tax treaty). If clause (2) above applies, you will be subject to U.S. federal income tax with respect to such gain at a rate of 30% (or lower applicable treaty rate), which gain may be offset by certain losses.

In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and associated personal property. We do not believe that we are currently a USRPHC or that we will become one in the future.

U.S. Federal Estate Taxes

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, or a U.S.-related person. In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as "FATCA") generally impose a withholding tax of 30% on dividend income paid on our common stock and on the gross proceeds of a disposition of our common stock paid to (i) a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person that directly or indirectly owns more than 10% of the entity. Recently released Treasury regulations provide for a phased implementation of these withholding tax provisions. Specifically, withholding with respect to U.S.-source dividends will begin on January 1, 2014, and withholding with respect to U.S.-source proceeds payments will begin on January 1, 2017. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager of the offering and representative of the underwriters. Subject to the terms and conditions of the underwriting agreement entered into with the underwriters, the Company has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table

Name	Number of shares

J.P. Morgan Securities LLC

Total	1,500,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $              per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 225,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have up to 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $               per share. The following table shows the per share and total underwriting discounts to be paid to the underwriters by us assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	No exercise	Full exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $525,000. The underwriters have agreed to reimburse us for approximately $200,000 of our out-of-pocket expenses in connection with this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not for a period of 60 days after the date of this prospectus supplement (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC. The forgoing restrictions do not apply to certain transactions, including:

•
issuances of shares in connection with acquisitions, or strategic transactions including licensing and collaborations, provided that the recipient shall be subject to a similar restriction on transfer of such shares as set forth above and provided further that the shares issued pursuant to this clause shall not exceed 10% of the shares of our common stock then outstanding;

•
grants of any stock option or any restricted stock unit under any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, established prior to the date of the underwriting agreement;

•
issuances or sales of shares pursuant to exercises of any stock option or the vesting of any restricted stock unit granted as a direct or indirect result of any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or in each case, automatic sales of stock pursuant to the terms of such plans to cover tax payments or any form of "cashless" exercise generally available for such grants;

•
issuances of shares of common stock upon the conversion of any security of the Company outstanding on the date of this prospectus supplement;

•
the filing and effectiveness under the Securities Act of any registration statement (or any supplement or amendment to any previously-filed registration statement) that the Company may be required to file with the Securities and Exchange Commission pursuant to any rights of the holders of warrants outstanding as of the date hereof, and the filing and effectiveness under the Securities Act of any registration statement on Form S-8 relating to inducement grants made by the Company prior to the date hereof; and

•
the filing and effectiveness under the Securities Act of a resale prospectus for up to 13,527 shares of common stock issued in connection with the acquisition of intellectual property.

In addition, our directors and our executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The foregoing restrictions will not prohibit the entry into new Rule 10b5-1 trading plans or apply to:

•
transfers of up to 10,000 shares of common stock, in the aggregate, of the shares of common stock or securities convertible or exchangeable for common stock pursuant to any Rule 10b5-1 trading plans of each director and executive officer, whether or not existing on the date of this prospectus supplement;

•
exercises of any stock option or the vesting of any restricted stock unit granted under any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or automatic sales of stock pursuant to the terms of such plans to cover tax payments or any form of "cashless" exercise generally available for such grants;

•
exercises of options or warrants or conversions of preferred stock or notes, provided that any shares of our common stock received upon the exercise or conversion of such options, warrants, preferred stock or notes shall be subject to the restrictions contained in the lock up agreements;

•
(A) bona fide gifts or other transfers for no consideration, (B) dispositions of our common stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of such director or executive officer and/or the ancestors, lineal descendants, siblings or spouse of such director or executive officer or (C) with respect to any stockholder that is a partnership, limited liability company, trust, corporation or similar entity, distributions of our common stock to its partners, members, beneficiaries or stockholders or contributions or other transfers to its wholly-owned subsidiaries;

•
the distribution of an aggregate of 250,000 shares of common stock on or about March 15, 2013 pursuant to a pre-existing 10b5-1 trading plan by Apple Tree Partners I, L.P., a limited partnership of which one of our directors is the managing member of the general partner, to the partners thereof or any subsequent transfer of shares of common stock so distributed by the limited partners; and

•
a bona fide gift for no consideration of shares of common stock for a private foundation of which one of our directors is a trustee to any 501(c)(3) charitable organization, provided that such transfer does not exceed 3,000 shares, or any subsequent transfer of shares of common stock by any charitable organizations.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Upon the closing of this offering, we will pay to Perella Weinberg Partners LP, or Perella, an advisory fee of not more than $200,000. Advisory services provided by Perella include assistance in financial analysis and advice with respect to the capital raising process. Perella is not acting as an underwriter and has no contact with any public or institutional investor on behalf of the Company or the underwriters. Perella will not underwrite or purchase any of our common stock in this offering or otherwise participate in any such undertaking.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•
to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•
in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the "FSMA") received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

NASDAQ Global Market

The Company's common stock is listed in The NASDAQ Global Market under the symbol "HTWR".

CHESS and CDIs in Australia

The Company participates in the Clearing House Electronic Subregister System ("CHESS"), which is ASX's electronic transfer and settlement system in Australia. Settlement of trading of quoted securities on ASX market takes place on CHESS. CHESS allows for and requires the settlement of transactions in securities quoted on ASX to be effected electronically. No share or security certificates are issued in respect of shareholdings or security holdings that are quoted on ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers that occur on CHESS.

CHESS cannot be used directly for the transfer of securities of companies that are not incorporated in Australia (such as the Company) where the laws of the Company's place of incorporation do not recognize CHESS.

To enable companies such as the Company to have their securities cleared and settled electronically through CHESS, depository instruments called CHESS Depositary Interests ("CDIs") have been introduced. CDIs confer the beneficial ownership in foreign securities, such as our shares of common stock, on the CDI holder with the legal title to such shares of common stock being held by CHESS Depositary Nominees Pty Ltd (CDN). CDN is a wholly-owned subsidiary of ASX Limited ABN 98 008 624 691. The main difference between holding CDIs and shares of our common stock is that the holder of CDIs has beneficial ownership of the underlying shares of our common stock instead of legal title. Legal title is held by CDN.

Each CDI of the Company is equivalent to one thirty-fifth of a share of our common stock. Holders of the Company's CDIs have the same economic benefits of holding the underlying shares of our common stock. Holders of CDIs are able to transfer and settle transactions electronically on ASX.

Holders of CDIs are entitled to all dividends, rights and other entitlements as if they were legal owners of shares of our common stock, on the basis that one CDI is the equivalent of one thirty-fifth of a share of our common stock, and are entitled to receive notices of general meetings of shareholders. As holders of CDIs are not the legal owners of the underlying shares of our common stock, CDN, which holds legal title to the shares of our common stock underlying the CDIs, is entitled to vote at Company shareholder meetings on the instruction of the holders of CDIs. Alternatively, if a holder of CDIs wishes to attend and vote at shareholder meetings, the holder may instruct CDN to appoint the holder (or a person nominated by the holder) as CDN's proxy in respect of the underlying shares of our common stock beneficially owned by such holder for the purposes of attending and voting at a shareholder meeting of the Company.

Because one CDI is the equivalent of one thirty-fifth of a share of our common stock, a holder of CDIs is entitled to direct CDN to vote one vote for every thirty-five CDIs held.

Converting common shares and CDIs

Holders of shares of our common stock are able to convert those shares into CDIs and trade them on ASX and holders of CDIs are able to convert those securities into shares of our common stock and trade them on the NASDAQ Global Market by contacting the Company's Australian share registry or its U.S. registrar and transfer agent and requesting that their holdings be transferred to the Australian or U.S. register, as appropriate. If holders of our CDIs choose to convert CDIs into common stock they will receive one share of common stock for every thirty-five CDIs held by them at the time of conversion. Alternatively, if holders of our shares of common stock choose to convert their shares into CDIs they will receive thirty-five CDIs for every share of common stock held by them at the time of conversion.

Legal Matters

Shearman & Sterling LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus supplement. The underwriters are represented by Davis Polk & Wardwell LLP, New York, New York.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Where You Can Find Additional Information and Incorporation of Certain Information by Reference

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement by referring you to publicly filed documents that contain the omitted information.

You can read and copy any materials on file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains information we file electronically with the Securities and Exchange Commission, which you can access over the internet at www.sec.gov.

The information incorporated by reference is an important part of this prospectus supplement, and the information we later file with the Securities and Exchange Commission will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the Securities and Exchange Commission by us and any future filings we make with the Securities and

Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of our common stock covered by this prospectus supplement (except, in each case, for information furnished to the Securities and Exchange Commission that is not deemed to be "filed" for purposes of the Exchange Act):

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

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our Current Reports on Form 8-K filed on February 7, 2013, February 12, 2013 and March 1, 2013.

You may also request a copy of the information we incorporate by reference in this prospectus supplement at no cost by writing to us at HeartWare International, Inc., Attention: Investor Relations, 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, or by calling 1-508-739-0950.

PROSPECTUS

HeartWare International, Inc

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell from time to time, in one or more series or issuances and on terms that will be determined at the time of the offering, any combination of the securities described in this prospectus.

        We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement. See "Plan of Distribution."

        Our common stock is listed on the Nasdaq Global Market under the symbol "HTWR".

        Our shares of common stock also trade in the form of CHESS Depository Interests ("CDIs"), each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange ("ASX") under the symbol "HIN" as of November 13, 2008. Prior to that date, our ordinary shares of HeartWare Limited, of which we are the successor issuer, were traded on the ASX under the symbol "HTW".

        We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

        Investing in our securities involves significant risks. See "Risk Factors" beginning on page 6 of this prospectus and in the applicable prospectus supplement before investing in any securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2010

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing the "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. In addition, one or more selling security holders may sell securities under our registration statement.

        This prospectus provides you with a general description of the securities we or any selling security holder may offer as well as other information you should know before investing in our securities. Each time we or any selling security holder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any applicable prospectus supplement together with the additional information described under "Where You Can Find Additional Information and Incorporation of Certain Information by Reference" before making an investment decision.

        The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the securities.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under "Where You Can Find Additional Information and Incorporation of Certain Information by Reference." We urge you to read carefully that registration statement in its entirety, including all amendments, exhibits, schedules and supplements to that registration statement.

        You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

        As used in this prospectus:

  •
  "HeartWare," "the Company," "HeartWare Group," "we," "us" and "our" refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH and HeartWare (UK) Limited.

  •
  "HeartWare International, Inc." refers to HeartWare International, Inc., a Delaware corporation incorporated on July 29, 2008.

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  "HeartWare Pty. Limited" refers to HeartWare Pty. Limited (formerly known as HeartWare Limited), an Australian proprietary corporation originally incorporated on November 26, 2004.

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  "HeartWare, Inc." refers to HeartWare, Inc., a Delaware corporation incorporated on April 3, 2003. HeartWare, Inc. was acquired by HeartWare Pty. Limited on January 24, 2005.

  •
  "HeartWare GmbH" refers to HeartWare GmbH, a German corporation established on February 19, 2010.

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  HeartWare (UK) Limited refers to HeartWare (UK) Limited, a limited liability corporation established in the United Kingdom on February 19, 2010.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain, or will contain, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on our management's beliefs, assumptions and expectations and on information currently available to our management. Generally, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements, which generally are not historical in nature. All statements that address operating or financial performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation:

  •
  our expectations with respect to regulatory submissions and approvals, such as FDA approval of our expected premarket approval application for our HeartWare® Ventricular Assist System for a bridge-to-transplant indication;

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  our expectations with respect to our clinical trials, including enrollment in or completion of our clinical trials;

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  our expectations with respect to the integrity or capabilities of our intellectual property position;

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  our ability to commercialize our existing products;

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  our ability to develop and commercialize new products; and

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  our estimates regarding our capital requirements and financial performance, including profitability.

        Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described under the heading "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our periodic reports filed with the SEC and in any accompanying prospectus supplement or free writing prospectus or in the documents incorporated by reference herein or therein. Investors should read the entire prospectus supplement and consult their respective financial, legal or other professional adviser in relation to the subject matter therein, especially as it pertains to our risks and uncertainties outlined in Part I, Item 1A of our most recent annual report on Form 10-K as well as in Part II, Item 1A of any of our quarterly reports since the date of the most recent annual report on Form 10-K, together with the information provided in our other public filings with the SEC.

HEARTWARE INTERNATIONAL, INC.

Overview

        HeartWare is a medical device company focused on the development and sale of implantable blood pumps for the treatment of advanced heart failure.

        The HeartWare Ventricular Assist System® (the "HeartWare System"), which includes a left ventricular assist device, or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients with advanced heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute.

        In January 2009, the HeartWare System received Conformite Europenne ("CE") Marking approval, which allows us to market and sell the device in Europe. Our first commercial sale in Europe occurred in March 2009. The HeartWare System is also sold to customers located in the US through our clinical trials and under special access in Australia and Canada.

        In April 2008, we received conditional Investigational Device Exemption ("IDE") approval from the United States Food and Drug Administration ("FDA") to enroll 150 patients in a bridge-to-transplant clinical study in the United States (called "ADVANCE"). Full IDE approval for the HeartWare System was received from the FDA in September 2008 and, in October 2009 we received FDA approval to expand the number of participating sites from 28 to 40 centers.

        In August 2008, our first US patient received the HeartWare System at the Washington Hospital Center in Washington, DC, marking the commencement of our ADVANCE trial. In February 2010, we completed enrollment in this trial with 140 patients receiving the HeartWare System. The remaining 10 patients were enrolled but did not receive an implant of the HeartWare System because they failed to meet the trial's inclusion and exclusion criteria after being enrolled.

        In April 2010, the FDA approved an IDE Supplement that allowed us to enroll up to an additional 54 patients in our ADVANCE trial under a Continued Access Protocol ("CAP"). In August 2010, we completed enrollment of this initial allotment of 54 patients and in September 2010, the FDA granted a second allotment of 54 patients. The CAP makes the HeartWare System available to patients and clinicians while also providing additional data for the FDA to evaluate prior to determining whether or not to approve the HeartWare System. The CAP patients will be enrolled and followed under a modified protocol of the ADVANCE trial.

        In June 2010, we received conditional IDE approval from the FDA to begin enrollment in our destination therapy clinical study for the HeartWare System. Designed to enroll up to 450 patients at 50 US hospitals, the non-inferiority study, which is named "ENDURANCE," is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. The study population will be selected from patients with end-stage heart failure who have not responded to standard medical management and who are ineligible for cardiac transplantation. Patients in the study will be randomly selected to receive either the HeartWare System or, as part of a control group they will be implanted with any alternative left ventricular assist device ("LVAD") approved by the FDA for destination therapy, in a 2:1 ratio. Each patient receiving the HeartWare System or control LVAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. In August 2010, our first patient was implanted as part of the ENDURANCE trial and we received full IDE approval from the FDA in September 2010.

        Beyond the HeartWare System, we are also evaluating our new miniaturized device, known as the MVAD. The MVAD is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple configurations. The MVAD designs are currently at the preclinical stage and undergoing animal studies focused on less invasive implantation techniques. Each of the MVAD configurations is approximately one-third the size of the HVAD Pump. We believe that the MVAD designs will be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

        We began generating revenue from sales of the HeartWare System in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue as we advance and expand our clinical trial activities in the United States, continue to develop commercial markets outside of the United States and expand our research and development into next generation products including the MVAD.

        We have financed our operations primarily through the issuance of shares of our common stock. Most recently, in February 2010, we completed a public offering of approximately 1.77 million shares of our common stock, including the underwriter's exercise of their over-allotment option to purchase 230,595 shares, at an offering price of $35.50 per share for aggregate gross proceeds of approximately $62.8 million. After fees and related expenses, net proceeds from the offering were approximately $58.5 million.

        We are headquartered in Framingham, Massachusetts. We have an operations and manufacturing facility in Miami Lakes, Florida, a small development and operations facility in Sydney, Australia and a small distribution and customer service facility in Hannover, Germany. As of September 30, 2010, we had 196 employees worldwide.

Recent developments

        On November 3, 2010, we announced the financial results for our third fiscal quarter ended September 30, 2010.

        For the three months ended September 30, 2010, we generated revenues of approximately $13.8 million compared to $7.5 million in revenues for the three months ended September 30, 2009, for an increase of 84%. For the nine months ended September 30, 2010, we generated revenues of $34.3 million compared to $12.0 million for the nine months ended September 30, 2009, for an increase of 186%.

        Net loss for the three months ended September 30, 2010 was $7.8 million, or a $0.57 loss per basic and diluted share, compared to a $5.9 million net loss, or a loss of $0.60 per basic and diluted share, for the three months ended September 30, 2009. For the nine months ended September 30, 2010, we recorded a net loss of $22.4 million, or a $1.66 loss per basic and diluted share, compared to a $19.0 million net loss, or a loss of $2.07 per basic and diluted share, for the nine months ended September 30, 2009.

        On November 14, 2010, the data from HeartWare's bridge to heart transplantation ("BTT") study, ADVANCE, was presented as a clinical trial at the 2010 Scientific Sessions of the American Heart Association by co-principal investigator Keith Aaronson, M.D. M.S., Associate Professor in the Division of Cardiovascular Medicine and Medical Director of the Heart Transplant Program and Center for Circulatory Support at the University of Michigan, on behalf of the ADVANCE investigators.

        Results from the ADVANCE clinical study showed that 92% of the investigational device patients met the per protocol primary endpoint of the trial, which was defined as alive on the originally implanted device, transplanted or explanted for recovery at 180 days. Results from the ADVANCE clinical study also demonstrated that 94% of the investigational device patients enrolled in the study achieved a survival endpoint at 180 days, and the study also projected one-year survival of 91% using Kaplan-Meier analysis.

        HeartWare's ADVANCE clinical trial is a Food and Drug Administration approved IDE study designed to evaluate the HeartWare® Ventricular Assist System as a bridge to heart transplantation for patients with end-stage heart failure. Between August 2008 and February 2010, 140 patients at 30 hospitals in the United States received the HeartWare investigational device. The per protocol analysis includes 137 patients in the investigational device cohort.

        Results for the comparator arm of the study, derived from 499 contemporaneous patients from the Interagency Registry for Mechanically Assisted Circulatory Support ("INTERMACS") demonstrated 90% success of the primary endpoint at 180 days, as well as Kaplan-Meier survival at 180 days of 90%, and 86% at 360 days. Based on these results for the primary endpoint of the ADVANCE study, non-inferiority of the investigational device was established [p<0.001].

        The final implant in ADVANCE was performed in February 2010, and the last follow-up evaluation at 180-days was in August 2010. HeartWare anticipates submission to the FDA of a premarket approval application ("PMA") seeking approval of the HeartWare System for the bridge-to-transplant indication in December of this year, although we cannot assure you of the exact timing of this submission.

Corporate information

        HeartWare International, Inc. was incorporated in Delaware on July 29, 2008 and became the successor issuer to HeartWare Limited, an Australian corporation, on November 13, 2008, as a result of the Australian Court approved redomiciliation of HeartWare Limited from Australia to Delaware. Prior to this date, HeartWare Limited was the ultimate parent company of the HeartWare Group and, following the redomiciliation, HeartWare International, Inc. became the ultimate parent company. In January 2009, HeartWare Limited was converted to an Australian private company and was renamed HeartWare Pty. Limited.

        In connection with the 2008 redomiciliation referred to above, each holder of HeartWare Limited ordinary shares, share options or performance rights received one share of common stock, one stock option or one restricted stock unit, of HeartWare International, Inc., for every 35 of HeartWare Limited ordinary shares, share options or performance rights, respectively, held by such holder. Unless the context requires otherwise, all information in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein regarding shares, options or other securities of HeartWare International, Inc. or HeartWare Limited, as applicable, including related data on a per unit basis, has been adjusted to give effect to the 2008 redomiciliation transaction, whether such information pertains to a date or period of time subsequent or prior to the redomiciliation transaction.

        Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is 1-508-739-0950. Our website address is www.heartware.com. We have included our website address in this prospectus as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus.

Currency

        Unless indicated otherwise in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein, all references to "$", "U.S.$" or "dollars" refer to United States dollars, the lawful currency of the United States of America. References to "AU$" refer to Australian dollars, the lawful currency of the Commonwealth of Australia, and references to "€" or "Euros" means Euros, the single currency of Participating Member States of the European Union.

Trademarks

        HEARTWARE®, HVAD® and MVAD®, KRITON® and various company logos are the trademarks of the Company, in the United States, Australia and other countries. All other trademarks and trade names mentioned in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein are the property of their respective owners.

RISK FACTORS

        Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, respectively, including the risks and uncertainties described under the caption "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

        The risks and uncertainties described in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, respectively, are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein, respectively, actually occur, our business, financial condition and results of operations could be adversely affected in a material way.

 USE OF PROCEEDS

        When we offer securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement. Except as otherwise set forth in a prospectus supplement, we currently anticipate using the net proceeds from the sale of any of the securities offered under this prospectus for general corporate purposes, including selling, general and administrative expenses and research and development expenses. We may also use the net proceeds to make capital expenditures, repay any debt and/or obtain a license, invest in or acquire complementary businesses, products or technologies, although we have no current commitments or agreements with respect to any such investments or acquisitions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term securities. We will not receive any of the proceeds from the sale of securities by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

        We did not record earnings for any of the years ended December 31, 2009, 2008, 2007, 2006 or 2005, or for the nine-month period ended September 30, 2010. Accordingly, our earnings were insufficient to cover fixed charges in such periods and we are unable to disclose a ratio of earnings to fixed charges. The following table sets forth, for each of the periods presented, the dollar amount of the deficiency of earnings available to cover fixed charges. For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, an estimate of the interest expense within rental expense, and amortization of deferred financing costs. We did not pay preferred stock dividends during these periods.

	Nine Months Ended September 30, 2010	Fiscal Year Ended December 31,
		2009	2008	2007	2006	2005
	(In thousands)
Ratio of earnings to fixed charges	—	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$(22,370)	$(20,909)	$(23,764)	$(21,939)	$(17,427)	$(13,833)

THE SECURITIES WE MAY OFFER

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize material terms and provisions of the various types of securities that we may offer. When we, or one or more selling security holders to be identified in a prospectus supplement, offer to sell these securities, we will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

        We, or one or more selling security holders, may sell from time to time, in one or more offerings, any one or more of the following:

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  common stock;

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  preferred stock;

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  debt securities;

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  warrants to purchase common stock, preferred stock and/or debt securities;

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  units consisting of common stock, preferred stock, debt securities and/or warrants in any combination; or

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  any combination of the foregoing securities.

        In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as "securities."

        If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

        This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 7, 2010, there were 13,878,311 shares of our common stock outstanding held of record by 19 holders.

        The following description of the material terms of our capital stock is intended as a summary only and is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our Certificate of Incorporation and Bylaws, which are attached as Exhibits 3.1 and 3.2 to the Current Report on Form 8-K filed with the SEC on November 13, 2008 and incorporated by reference herein.

Common stock

        The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights.

        Holders of our common stock are entitled to receive proportionally any dividends when and as declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

        Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

Preferred stock

        Our board of directors is authorized, without action by the stockholders and subject to any limitations prescribed by law, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Currently, no shares of preferred stock are designated or outstanding. The board of directors can fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock.

Limitation on directors' and officers' liability

        Our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was a director or officer of our company, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Certain provisions of our certificate of incorporation and bylaws

        Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Further, these provisions protect against an unsolicited proposal for our takeover that may affect the long-term value of our stock or that may otherwise be unfair to our stockholders. These include provisions:

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  establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause;

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  authorizing our board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock;

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  prohibiting stockholders from acting by written consent in lieu of a meeting;

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  requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders' meeting; and

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  prohibiting stockholders from calling a special meeting of stockholders.

Section 203 of the Delaware general corporation law

        We are also subject to Section 203 of the DGCL, which in general prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Market trading

        Our shares of common stock trade on the Nasdaq Global Market under the symbol of "HTWR". Our shares of common stock also trade in the form of CHESS Depository Interests, or CDIs, each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange, or ASX, under the symbol "HIN".

Transfer agent and registrar

        Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. Its address is 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be senior or subordinated and which may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities.

        Any debt securities will be issued, in one or more series, under an indenture, as supplemented from time to time, to be entered into between us and Wilmington Trust FSB, as trustee, or another trustee named in a prospectus supplement. The indenture is subject to any amendment or supplements that we may enter into from time to time as permitted under the indenture. The indenture will be qualified under the Trust Indenture Act of 1939 and is filed as an exhibit to the registration statement of which this prospectus forms a part. This description is not complete and is subject to, and qualified in its entirety by reference to all of the provisions of the indenture, as supplemented, governing the debt securities.

        The following summaries of material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of terms.

General

        The indenture sets forth the specific terms of any series of debt securities or provides that such terms will be set forth in, or determined pursuant to, an authorizing resolution and officers' certificate or a supplemental indenture, if any, relating to that series.

        If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

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  the title of the debt securities;

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  whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

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  any limit on the amount of debt securities that may be issued;

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  whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

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  the maturity dates of the debt securities;

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  the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

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  the places where payments with respect to the debt securities shall be payable;

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  our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

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  the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

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  the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and other related terms and provisions;

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  the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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  any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

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  any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

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  the terms pursuant to which the debt securities are subject to defeasance;

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  the terms and conditions, if any, pursuant to which the debt securities are secured; and

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  any other material terms of the debt securities.

        The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

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  is issued at a price lower than the amount payable upon its stated maturity; and

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  provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

        United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

        Under the indenture we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to issue additional debt securities with the same terms as debt securities previously issued, in an aggregate principal amount determined by us; provided that if such additional debt securities are issued with the same CUSIP number as previously issued debt securities, such additional debt securities must be fungible with such previously issued debt securities for U.S. federal income tax purposes.

Conversion or exchange rights

        The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be described in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, merger or sale of assets

        Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that we may not consolidate with or merge into any other person, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

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  the successor or transferee person (if not us) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not us) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee the due and punctual payment of the principal of (and premium, if any) and interest on each series of outstanding securities and the performance of every covenant contained in the indenture; and

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  immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture.

Events of default under the indenture

        Unless we provide otherwise in the applicable prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

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  default in any payment of interest on any debt securities of that series when due and payable, if the default continues for a period of 30 days;

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  default in the payment of principal of any debt securities of that series when due and payable;

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  default in the deposit of any principal payment into the sinking fund, when and as due by the terms of any debt securities of that series and the indenture;

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  our failure to comply with our obligations under "—Consolidation, merger or sale of assets;"

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  our failure for 75 days after written notice from the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding has been received to comply with any of our other agreements contained in the indenture, the supplemental indenture for such series of debt securities or certificates representing the debt securities;

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  default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed, in excess of $25 million in the aggregate of us and/or any such subsidiary (it being understood that the amount of any indebtedness will be determined after giving effect to any prior repayment thereof) whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable if such declaration of acceleration is not rescinded or annulled within 10 days after we have received notice of such acceleration or (ii) constituting a failure to pay the principal of any such debt in excess of $25 million when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise if such default is not cured or waived within 10 days after the date when the payment was due; provided that in the case of clause (i), if such declaration of acceleration is annulled or rescinded or, in the case of clause (ii), if such default is cured or waived, the related event of default with respect to the debt securities of such series will be deemed to be cured for purposes of the indenture; or

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  certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

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  a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

        The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

        If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of 25% of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the trustee if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

        The holders of a majority of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

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  payment of principal of or premium, if any, or interest on the debt securities; or

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  those covenants described under the subsection "—Modification of Indenture; Waiver" that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

        Any waiver shall cure the default or event of default.

        Subject to the terms of the indenture (as supplemented), if an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the trustee reasonable indemnity satisfactory to it. The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

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  such direction would not be in conflict with any rule of law or with the indenture;

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  the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction;

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  with respect to actions relating to the outstanding debt securities of any one series, such direction is not unduly prejudicial to the rights of holders of debt securities of such series not taking part in such direction; and

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  such direction would not involve the trustee in personal liability, as the trustee, upon being advised by counsel, shall reasonably determine.

        A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

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  the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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  the holders of 25% of the aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and the holders have offered reasonable indemnity satisfactory to the trustee to institute proceedings; and

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  the trustee does not institute a proceeding for 75 days thereafter, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

        These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of or premium, if any, or interest on the debt securities.

        We will periodically file statements with the trustee regarding whether we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture.

Modification of the indenture; waiver

        We and the trustee may, without the consent of the holders of the debt securities of any series issued under such indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

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  to evidence the succession of another person and the assumption by such successor of its obligations under the indenture and the debt securities;

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  to add covenants to the indenture or surrender of any of our rights, or add any rights for the benefit of the holders of debt securities;

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  to provide any additional events of default for the benefit of the holders of all or any series of debt securities and any related coupons (and if such events of default are to be for the benefit of less than all series of debt securities, stating that such events of default are being included solely for the benefit of such series);

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  to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of securities of any series or any related coupons in any material respect;

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  to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of any such provision;

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  to establish the form or terms of any other series of debt securities, including any subordinated securities;

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  to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities under the indenture or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

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  to cure any ambiguity, omission, defect or inconsistency in such indenture;

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  to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities;

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  to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; and

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  to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement, prospectus or offering document.

        With certain exceptions, the indenture or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series then outstanding affected thereby (considered together as one class), but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

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  change the maturity of the principal of, or any premium on, or any installment of principal of or interest on any debt securities; or the terms of any sinking fund with respect to any security; or reduce the principal amount or any premium or the rate or manner of calculating interest or any premium payable upon redemption or repayment of any debt securities, or change the dates or periods for any redemption or repayment or change any of our obligations to pay additional amounts to any holder who is not a United States person in respect of any tax, assessment or governmental charge as contemplated and limited by the indenture, or reduce the amount of the principal of an original issue discount security of such series that would be due and payable upon an acceleration of the maturity thereof pursuant to the terms of the indenture, or upon the redemption thereof, or the amount thereof provable in bankruptcy pursuant to the terms of the indenture, or adversely affect any right of repayment at the option of any holder of any security of such series, or change any place of payment where, or the coin or currency in which, any principal, premium or interest is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption or repayment date) or modify the provisions of the indenture with respect to mandatory redemption or repayment at the option of the holder in a manner adverse to any holder of any debt securities or any coupons appertaining thereto or adversely affect any right to convert or exchange any debt security as provided in the indenture;

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  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture or reduce the requirements for quorum on voting with respect to debt securities of such series that are provided for in the indenture; or

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  modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph and the percentage required to waive past default with respect to a series of debt securities, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each of the outstanding debt securities affected thereby.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay debt securities of a series. In order to achieve covenant defeasance, we must do the following:

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  Deposit in trust for the benefit of all holders of such debt securities a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

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  Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

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  We must deposit in trust for the benefit of all holders of the debt securities of such series a combination of money and government or government agency debt securities or bonds in the relevant currency that will generate enough cash to make interest, principal and any other payments on the debt securities of such series in the relevant currency on their various due dates.

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  We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities of such series any differently than if we did not make the deposit and just repaid such debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities of such series would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on your debt securities at the time of the deposit.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities of such series. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under "—Subordination of Subordinated Debt Securities."

        Legal defeasance and full defeasance are both subject to certain conditions, such as no default or event of default occurring and continuing, and no breach of any material agreement.

Form, exchange and transfer

        The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, unless the prospectus supplement provides otherwise.

        Subject to the terms of the indenture and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If the debt securities of any series are to be redeemed, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information concerning the trustee

        The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indenture and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it.

Payment and paying agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

        Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent or the trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing law

        Unless otherwise indicated in the applicable prospectus supplement, the indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of subordinated debt securities

        Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. Any subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. The indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

Book-entry debt securities

        We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the trustee nor any of our or its agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests or with respect to its performance of its obligations under the rules and regulations governing its operations.

        We understand that when DTC receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

        A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

        We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

DESCRIPTION OF WARRANTS

        We may issue warrants, including warrants to purchase common stock, preferred stock or debt securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent, as detailed in the prospectus supplement relating to warrants being offered. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

  •
  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, amount, and terms of the common stock, preferred stock or debt securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

  •
  if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

  •
  the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

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  the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  any terms relating to the modification of the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  information with respect to book-entry procedures, if any;

  •
  discussion of any material federal income tax considerations; and

  •
  any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

  •
  a description of the terms of any unit agreement governing the units;

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units;

  •
  a discussion of material federal income tax considerations, if applicable; and

  •
  whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

        We, or one or more selling security holders to be identified in a prospectus supplement, may sell the offered securities in one or more of the following ways:

  •
  through an underwriter or underwriters;

  •
  through dealers;

  •
  through agents;

  •
  directly to one or more purchasers, including affiliates of ours; or

  •
  through a combination of any of these methods of sale.

        The applicable prospectus supplement will contain the terms of the offerings of any securities. The public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

        Unless otherwise indicated in the applicable prospectus supplement, if underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us, one or more selling security holders, or purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters and one or more selling security holders may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        We may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. We may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

        If so indicated in a prospectus supplement or term sheet, we may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

        Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The audited financial statements and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information.

        You can read and copy any materials on file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov.

        The information incorporated by reference is an important part of this prospectus, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our common stock covered by this prospectus and such filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement (except, in each case, for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

  •
  our Current Reports on Form 8-K filed January 26, 2010, February 2, 2010, April 26, 2010, May 6, 2010, August 19, 2010, September 7, 2010, September 30, 2010 and November 15, 2010 (only Items 8.01 and 9.01);

  •
  our definitive proxy statement on Schedule 14A filed on April 9, 2010; and

  •
  the description of our common stock included on Form 8-A filed on February 19, 2009.

        You may also request a copy of the information we incorporate by reference in this prospectus at no cost by writing to us at HeartWare International, Inc., Attention: Investor Relations, 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, or by calling 1 508 739 0950.

        Information is also available on our website at www.heartware.com. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus.

1,500,000 shares

Common stock

Prospectus supplement

J.P. Morgan

March      , 2013